UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K
________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 19, 2012

Ruby Tuesday, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	1-12454	63-0475239
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 West Church Avenue
Maryville, Tennessee 37801
(Address of Principal Executive Offices)

(865) 379-5700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions  (See General Instructions A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 19, 2012, Ruby Tuesday, Inc., a Georgia corporation (the “Company”), announced that James J. Buettgen has been named President and Chief Executive Officer of the Company.  Mr. Buettgen’s appointment will be effective December 1, 2012.  Mr. Buettgen will also be appointed to the Board of Directors as of December 1, 2012.  Mr. Buettgen previously served as Senior Vice President and Chief Marketing Officer of Darden Restaurants, Inc. (“Darden”).  Additionally, the Company announced that Lead Director Matthew A. Drapkin will be appointed as Chairman of the Board of Directors.  Mr. Drapkin’s appointment will be effective December 1, 2012.

Mr. Buettgen is being appointed President and Chief Executive Officer of the Company following the previously-announced retirement of Founder Samuel E. Beall, III as Chairman, President and Chief Executive Officer.

Before serving as Senior Vice President and Chief Marketing Officer, Mr. Buettgen, 52, served as Senior Vice President, New Business Development of Darden, and as President of Smokey Bones Bar & Fire Grill.  Mr. Buettgen holds a Bachelor of Science in Finance from Miami University in Oxford, Ohio and a Master of Business Administration in Marketing Management from the University of California at Los Angeles.

As President and Chief Executive Officer of the Company, Mr. Buettgen will receive an annual base salary of $800,000 and he will be eligible for an annual bonus under the Company’s Executive Incentive Compensation Plan with a target amount of 100% of base salary and a maximum payout of 200% of base salary.  For the fiscal year 2013 ending June 4, 2013, the Company will guarantee an annual bonus to Mr. Buettgen at target payout or actual performance, whichever is greater.

In connection with Mr. Buettgen’s appointment as President and Chief Executive Officer, he will receive an equity award valued at $1.6 million comprised of one-third service-based restricted stock, one-third performance-based restricted stock and one-third performance-based cash incentive awards.  The service-based restricted stock will cliff vest after 30 months and will be subject to a six-month holding period following vesting.  The performance-based restricted stock and cash incentive awards will have a one-year performance period, which is the fiscal year 2013, with conditions relating to the achievement of goals related to same-restaurant sales and adjusted earnings before interest, taxes, depreciation and amortization.  Subject to these conditions, the performance-based restricted stock will cliff vest after 30 months and the performance-based cash incentive will vest 50% in 18 months and 50% in 30 months, all from the date of grant.  The performance-based restricted stock will also be subject to a six-month holding period following vesting.  The Company will guarantee a vesting of the performance-based restricted stock and performance-based cash incentives to Mr. Buettgen at target level or actual performance, whichever is greater.

In addition, Mr. Buettgen will receive (i) a one-time make-whole equity award (the “Make-Whole Award”) valued at $2.5 million, which award is comprised of $1.4 million of service-based restricted stock and $1.1 million of service-based stock options and (ii) a one-time, high-performance and inducement award (the “Inducement and High-Performance Award”) comprised of 250,000 shares of service-based restricted stock, 250,000 service-based stock options and 250,000 performance-based stock options.  The service-based restricted stock will cliff vest after 30 months and will be subject to a six-month holding period following vesting.  The service-based stock options will vest in equal annual installments over three years and will be exercisable for seven years from the date of grant.  The performance-based stock options will cliff vest if and when the Company’s stock price appreciates to $14 per share for a period of 20 consecutive days within Mr. Buettgen’s first three years of employment.  Both the Make-Whole Award and the Inducement and High-Performance Award will subject Mr. Buettgen to a two-year non-competition covenant following vesting.

Mr. Buettgen will be eligible for severance in an amount equal to three times his base salary, subject to his compliance with certain restrictive covenants, including three-year confidentiality and non-solicitation of employees covenants.  The Company will pay or reimburse Mr. Buettgen for certain expenses related to his relocation to Tennessee.

A copy of the press release of the Company announcing the appointment of Mr. Buettgen as President and Chief Executive Officer is attached as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated November 19, 2012 (this press release is being furnished pursuant to Item 5.02 of Form 8-K).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruby Tuesday, Inc.
(Registrant)

By: /s/ Michael O. Moore
Michael O. Moore
Executive Vice President and
Chief Financial Officer

Date: November 19, 2012